Exhibit 10.14

CONSULTING AGREEMENT

TOLERION, INC.

This Consulting Agreement (“Agreement”) is made as of April 16, 2002 (“Effective Date”) by and between Tolerion, Inc. (the “Company”) and Lawrence Steinman, M.D. (the “Consultant”). The Consultant has been involved in a scientific research in fields of particular interest to the Company. The Company wishes to retain the Consultant in a consulting capacity as a founding member and Director of the Company’s Scientific Advisory Board, as a member of the Company’s Board of Directors, and as a consultant on scientific and medical matters for the Company, and the Consultant desires to perform such consulting services. Accordingly, the parties agree as follows:

1. Services.

1.1 The Consultant will advise the Company’s management, employees and agents, at reasonable times, in matters related to the Company’s Field of Interest, as requested by the Company as set forth below. The Company’s principal field of interest is the discovery and development of pharmaceutical agents and associated diagnostic products that use DNA immunization to treat autoimmune diseases (the “Company’s Field of Interest”). The Company’s Field of Interest and the area of consultation are collectively referred to in this Agreement as the “Designated Field.”

1.2 A reasonable amount of consultation may be sought by the Company over the telephone, in person at the Consultant’s office at Stanford University (“Stanford”) or at the Company, or through written correspondence, and will involve reviewing and planning activities and developments in the Company’s Field of Interest. Consultant plans to be on paid sabbatical leave from Stanford for a period of 12 months, commencing [July 1, 2002], during which time Consultant shall devote his full-time to the Company, consistent with his obligations to Stanford described in Section 5.1 vide infra. Thereafter, Consultant’s consulting time will be in accordance with the standard policy of Stanford, provided that Consultant’s obligations hereunder shall be Consultant’s principal activity outside of Stanford. The Consultant will also participate as Chairman of the Company’s Scientific Advisory Board and agrees to use his best efforts to attend Scientific Advisory Board meetings.

2. Compensation. The Consultant will be paid $125,000 per year for all services rendered hereunder, which includes $25,000 for service as Chairman of the Company’s Scientific Advisory Board. The annual fee shall be paid in installments of $31,250 per quarter in advance of the first day of each calendar quarter. Reasonable expenses of the Consultant incurred at the request of the Company will be reimbursed promptly by the Company, subject to customary verification.

3. Stock.

3.1 In addition to Founder’s shares governed by any existing stock purchase agreement, in the event that the Company elects to implement an annual stock option “refresh”

program for its employees, the Consultant shall be eligible to receive additional stock option grants in amounts and on terms then-deemed appropriate by the Board of Directors.

3.2 All rights related to Tolerion common stock option grants shall be governed by terms and conditions of the Company’s standard stock option plan and agreement.

4. Term. The term of this Agreement will begin on the Effective Date and will end at the end of the calendar quarter in which the fifth anniversary of the Effective Date occurs or upon earlier termination as provided below (the “Term”). This Agreement may be terminated at an earlier time prior to the fourth anniversary of the Effective Date by either party with at least 90 days written notice. The Term will be automatically renewed for successive two year periods, unless either party provides written notice at least 90 days prior to the end of the Term that such party does not wish to renew this Agreement. Upon termination, all accrued payments will be made and, regardless of quarter, the unpaid portion of the $125,000 will be paid in proportion to the portion of the year of consulting that has elapsed.

5. Certain Other Contracts.

5.1 The Consultant is currently employed by an academic or research institution (the “Institution”). The Company recognizes that the Consultant’s primary responsibility is to the Institution. In connection with such employment, the Consultant has entered into certain agreements with the Institution relating to ownership of intellectual property rights, conflicts of interest and other matters, and is subject to certain policy statements of the Institution (collectively, the “Institutional Agreement”). If any provision of this Agreement is in conflict with the Institutional Agreement, then the Institutional Agreement will govern to the extent of such conflict, and the conflicting provisions of this Agreement will not apply. Consultant agrees to furnish the Company with copies of such agreements and policy statements.

5.2 The Consultant will not disclose to the Company any information that the Consultant is obligated to keep secret pursuant to an existing confidentiality agreement with a third party, and nothing in this Agreement will impose any obligation on the Consultant to the contrary.

5.3 The consulting work performed hereunder will not be conducted on time that is required to be devoted to the Institution or any other third party. The Consultant shall not use the funding, resources and facilities of the Institution or any other third party to perform consulting work hereunder and shall not perform the consulting work hereunder in any manner that would give the Institution or any third party rights to produce such work. Nothing done in the Consultant’s academic research shall be considered part of services performed hereunder and nothing herein shall restrict the Consultant’s academic research.

5.4 The Consultant has disclosed and, during the Term, will disclose to the Chief Executive Officer of the Company any conflicts between this Agreement and any other agreements binding the Consultant.

6. Exclusive Services During the Term. Subject to written waivers that may be provided by the Company upon request, and which shall not be unreasonably withheld, the

Consultant during the Term of this Agreement will not i) become employed by, or provide any consulting services directly or indirectly to any other business or commercial entity in the Company’s Field of Interest, or ii) participate in the formation of any business or commercial entity in the Company’s Field of Interest, and iii) directly or indirectly solicit or hire away any employee or consultant of the Company. Consultant has disclosed that he serves on the Board of Directors and Scientific Advisory Boards of Neuronyx and Neurocrine Biosciences, the Scientific Advisory Board of Roche Biosciences, and serves as a consultant for Neurocrine Biosciences, Elan Corporation and Aventis Pharmaceuticals, and the foregoing does not apply to such relationships as disclosed to the Company. Consultant may maintain these relationships.

7. Direction of Projects and Inventions to the Company. Subject to the Consultant’s obligations under the Institutional Agreement and confidentiality obligations to third parties, during the Term of this Agreement, the Consultant will use reasonable efforts to disclose to the Chief Executive Officer of the Company, on a confidential basis, technology and product opportunities which come to the attention of the Consultant in the Company’s Field of Interest, and any invention, improvement, discovery, process, formula or method or other intellectual property relating to or useful in, the Company’s Field of Interest (collectively, “New Discoveries”), whether or not patentable or copyrightable, and whether or not discovered or developed by the Consultant.

8. Inventions Discovered by the Consultant While Performing Services Hereunder. The Consultant will promptly and fully disclose to the Chief Executive Officer of the Company any invention, improvement, discovery, process, formula, technique, method, trade secret, or other intellectual property, whether or not patentable, whether or not copyrightable (collectively, “Inventions”) made, conceived, developed or first reduced to practice by the Consultant, either alone or jointly with others, while performing services hereunder. The Consultant hereby assigns to the Company all of his right, title and interest in and to any such Inventions. The Consultant will execute any and all documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain, and enforce patents or copyrights in any and all countries on such Inventions. The Consultant hereby irrevocably designates the Secretary of the Company as his agent and attorney-in-fact to execute and file any such document and to do all lawful acts necessary to apply for and obtain patents and copyrights, and to enforce the Company’s rights under this paragraph. This Section 8 will survive the termination of this Agreement.

9. Confidentiality.

9.1 The Consultant acknowledges that, during the course of performing his services hereunder, the Company will be disclosing information to the Consultant, and the Consultant will be developing information related to the Company’s Field of Interest, Inventions, projects, products, potential customers, personnel, business plans, and finances, as well as other commercially valuable information (collectively, “Confidential Information”). The Consultant acknowledges that the Company’s business is extremely competitive, dependent in part upon the maintenance of secrecy, and that any disclosure of the Confidential Information would result in serious harm to the Company.

9.2 The Consultant agrees that the Confidential Information will be used by the Consultant only in connection with consulting activities hereunder, and will not be used in any way that is detrimental to the Company.

9.3 The Consultant agrees not to disclose, directly or indirectly, the Confidential Information to any third person or entity, other than representatives or agents of the Company. The Consultant will treat all such information as confidential and proprietary property of the Company.

9.4 The term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than by disclosure in violation of this Agreement, (ii) was within the relevant party’s possession prior to being furnished to such party, (iii) becomes available to the relevant party on a non-confidential basis, (iv) was independently developed by the relevant party without reference to the information provided by the Company, or (v) is approved for release by written authorization of an authorized representative of the Company.

9.5 The Consultant may disclose any Confidential Information that is required to be disclosed by law, government regulation or court order. If disclosure is required, the Consultant will give the Company advance notice so that the Company may seek a protective order or take other action reasonable in light of the circumstances.

9.6 Upon termination of this Agreement, the Consultant will promptly return to the Company all materials containing information as well as data, reports, biological material and other property, furnished by the Company to the Consultant or produced by the Consultant in connection with services rendered hereunder, together will all copies of any of the foregoing. Notwithstanding such return, the Consultant shall continue to be bound by the terms of the confidentiality provision contained in Section 9 for a period of three years after the termination of this Agreement.

10. Freedom to Publish.

10.1 The Company acknowledges the Consultant’s obligation to disseminate new knowledge and research findings. Consistent with the confidentiality provisions, or any other provision, of this Agreement, the Consultant may publish and make oral representations of the results of the Consultant’s work performed pursuant to this Agreement under the terms set forth in this Section 10.

10.2 The Consultant acknowledges that publication or oral disclosure of any Invention or other work prior to filing for patent or copyright protection could result in the complete loss of any commercial value of the Consultant’s research to the Institution, the Company, and/or the Consultant, as the case may be. The Consultant will provide the Company with sufficient disclosure regarding Inventions owned by the Company under Section 8 at least 90 days prior to publication to allow the Company to evaluate such disclosure; Consultant will work with the Institution (and the Company if appropriate) to file patent or copyright applications prior to disclosure or publication, or to modify such publication if such disclosure regarding Inventions owned by the Company under Section 8 would materially affect the business of the Company.

11. Use of Name. It is understood that the name of the Consultant and the Consultant’s affiliation with the Institution will appear in disclosure documents required by securities laws, and in other regulatory and administrative filings in the ordinary course of the Company’s business. It is also understood that the name of the Consultant and the Consultant’s affiliation with the Institution will appear in such filings and disclosure documents in connection with the Company’s Scientific Advisory Board. The above described uses will be deemed to be non-commercial uses. The name of the Consultant or the Institution will not be used for any commercial purpose without the Consultant’s consent.

12. No Conflict; Valid and Binding. The Consultant represents that neither the execution of this Agreement nor the performance of the Consultant’s obligations under this Agreement (as modified to the extent required by Section 5) will result in a violation or breach of any other agreement by which the Consultant is bound. The Company represents that this Agreement has been duly authorized and executed and is a valid and legally binding obligation of the Company, subject to no conflicting agreements.

13. Notices. Any notice provided under this Agreement shall be in writing and shall be deemed to have been effectively given (i) upon receipt when delivered personally, (ii) one day after sending when sent by private express mail service (such as Federal Express), or (iii) five days after sending when sent by regular mail to the following address:

In the case of the Company:

Tolerion, Inc.

1020 Vernier Pl.

Stanford, CA 94305

In the case of the Consultant:

Lawrence Steinman, M.D.

Professor of Neurology

Department of Neurology

Stanford University Medical Center

Stanford, CA 94305-5235

or to other such address as may have been designated by the Company or the Consultant by notice to the other given as provided herein.

14. Independent Contractor Withholdings. The Consultant will at all times be an independent contractor, and as such will not have authority to bind the Company. The Consultant will not act as an agent nor shall he be deemed to be an employee of the Company for the purposes of any employee benefit program, unemployment benefits, or otherwise. The Consultant recognizes that no amount will be withheld from his compensation for payment of any federal, state, or local taxes and that the Consultant has sole responsibility to pay such taxes, if any, and file such returns as shall be required by applicable laws and regulations. The Consultant shall not enter into any agreements or incur any obligations on behalf of the Company.

15. Assignment. Due to the personal nature of the services to be rendered by the Consultant, the Consultant may not assign this Agreement. The Company may assign all rights and liabilities under this Agreement to a successor to all or a substantial part of its business and assets without the consent of the Consultant. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective parties.

16. Severability. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and the remaining provisions shall continue in full force and effect.

17. Remedies. The Consultant acknowledges that the Company would have no adequate remedy at law to enforce Sections 6, 8,9 and 10 hereof. In the event of a violation by the Consultant of such Sections, the Company shall have the right to obtain injunctive or other similar relief, as well as any other relevant damages, without the requirement of posting bond or other similar measures.

18. Governing Law; Entire Agreement; Amendment. This Agreement shall be governed by the laws of the State of California applicable to agreements made and to be performed within such state, represents the entire understanding of the parties, supersedes all prior agreements between the parties, and may only be amended in writing.

19. Vesting of Founders Shares. The parties hereto acknowledge and agree that the shares of common stock of the Company purchased by Consultant pursuant to that certain Founder Stock Purchase Agreement, by and between Consultant and the Company, dated as of February 20,2002 (the “Founder Agreement”), are subject to the Unvested Share Repurchase Option (as defined in the Founder Agreement) set forth in the Founder Agreement and that the Unvested Share Repurchase Option contemplates a vesting of such shares of common stock during the course of Consultant’s providing continuous services to the Company as an employee, consultant or director. Furthermore, the parties hereto acknowledge and agree that Consultant’s providing continuous services pursuant to this Agreement shall constitute providing continuous services for purposes of the Unvested Share Repurchase Option and that the services to be provided hereunder are not intended to be the exclusive type of services which may constitute continuous services to the Company for purposes of the Unvested Share Repurchase Option.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TOLERION, INC.		CONSULTANT:

By:	/s/ James Koshland	/s/ Lawrence Steinman
Lawrence Steinman, M.D.
Date: 4/16/02